Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DiamondRock Reaches Settlement on Allerton Bankruptcy

BETHESDA, MD – October 31, 2012 – DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) today announced that it reached a settlement of the bankruptcy and related litigation involving the Allerton Hotel.

“This settlement allows DiamondRock to receive a meaningful return on its original distressed debt investment in the Allerton Hotel with a combination of a cash payment and restructured mortgage loan totaling $71 million. We look forward to generating a strong cash yield from our investment in the Allerton Hotel mortgage debt. In addition, we are optimistic that the current owners will successfully restore the hotel to its historic place among the hotels on Magnificent Mile,” stated Mark W. Brugger, Chief Executive Officer of DiamondRock Hospitality Company.

In exchange for resolving its objection to the plan of reorganization filed by affiliates of Petra Capital Management, DiamondRock will receive a $5 million principal payment and will restructure the debt it currently holds into a $66 million senior mortgage loan with a four-year term (plus a one year extension option), bearing interest at 5.5%. The settlement, which has been approved by the United States Bankruptcy Court in the Northern District of Illinois, is subject to certain closing conditions. If these conditions are not met by January 18, 2013, including the payment of $5 million, then the Allerton Hotel will be sold pursuant to an auction in accordance with the Bankruptcy Code, in which case the Company would have a $71 million claim in the sale process. In 2010 the Company paid approximately $60 million for this distressed debt.

The interest income and legal fees related to the Company’s interest in the Allerton hotel have been excluded, and will continue to be excluded, from its reported Adjusted EBIDTA and Adjusted FFO during 2012. As of September 7, 2012, the Company’s net book value of the mortgage note receivable was approximately $54.2 million. The Company intends to include the interest income from the note in the Company’s reported Adjusted EBITDA and Adjusted FFO starting on January 1, 2013.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of premium hotel properties. The Company owns 26 premium hotels with approximately 11,500 rooms and holds one senior mortgage loan. The Company’s hotels are generally operated under globally recognized brands such as Hilton, Marriott, and Westin. For further information, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are generally identifiable by use of the words “will,” “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project” or similar expressions, whether in the negative or affirmative. Forward-looking statements are based on management’s current expectations and assumptions and are not guarantees of future performance. Factors that may cause actual results to differ materially from current expectations include risks that the conditions to the settlement agreement may not be satisfied timely, or at all, and those risk factors and other factors discussed from time to time in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2011. Accordingly, there is no assurance that our expectations will be realized. Except as otherwise required by the federal securities laws, we expressly disclaim any obligations or undertaking to publicly release any updates or revisions to any forward-looking statement contained in this press release to reflect events, circumstances or changes in expectations after the date of this press release.